Exhibit 99.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of this 27th day of January, 2006, entered into by Distributed Energy Systems Corp., a Delaware corporation with its principal place of business at 10 Technology Drive, Wallingford, CT 06492 (the “Company”), and Walter W. Schroeder, residing at One Captain’s Walk, Rowayton, CT 06853 (“WWS”).

The Company desires to employ WWS, and WWS desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ WWS and WWS hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing January 17, 2006 (the “Commencement Date”) and ending January 17, 2008, unless sooner terminated in accordance with the provisions of Section 5.

2. Title; Capacity. WWS shall serve as President until July 17, 2006, and thereafter in such other position as the Company may determine from time to time. WWS shall be based at the offices of the Company in Wallingford, Connecticut.

3. Compensation and Benefits.

3.1 Salary. WWS’s salary shall be at an annual rate of $300,000 or such higher rate as may be established by the Board of Directors from time to time, payable in accordance with the Company’s normal payroll practices.

3.2 Fringe Benefits. While employed by the Company, WWS shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, to the extent that WWS’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

3.3 Reimbursement of Expenses. While WWS is employed by the Company, the Company shall reimburse WWS for all reasonable travel, entertainment and other expenses incurred or paid by WWS in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.4 Withholding. All salary, bonus and other compensation payable to WWS, including payments under Section 6 below, shall be subject to applicable withholding taxes.

4. Election to Continue. If WWS continues to be employed on October 17, 2006, WWS shall notify the Board of Directors of the Company in writing no later than October 2, 2006 whether he desires not to continue to be employed by the Company (the “Notice”). Such Notice shall include his reasons for wishing to discontinue employment. If requested by the Board of Directors, WWS and the Board of Directors shall meet in person or by telephone to discuss the Notice. Prior to October 17, 2006, the Board of Directors shall notify WWS in writing whether or not it accepts WWS’s decision to discontinue employment. If WWS’s decision to discontinue employment is accepted by the Board of Directors, WWS’s discontinuation of employment shall be deemed to be an “Approved Termination” under this Agreement. If WWS’s decision to discontinue employment is not accepted by the Board of Directors, WWS shall continue to be an employee of the Company subject to the provisions of this Agreement..

5. Termination of Employment Period. The employment of WWS by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a) Upon the occurrence of an Approved Termination. In such event, WWS shall inform the Company in writing of any new employment in which he engages prior to October 17, 2007 (“New Employment”) and the amount of compensation he receives from such employment;

(b) At the election of either party at any time on or after October 17, 2006 upon twenty (20) days written notice to the other party;

(c) At the election of WWS, for Good Reason (as defined below), immediately upon written notice by WWS to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 5, “Good Reason” for termination shall mean (i) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from WWS to the Company notifying it of such breach, (ii) removal of WWS as a director of the Company, or (iii) the relocation of WWS’s place of work such that the distance from the Employee’s residence to his place of work is increased by more than 50 miles; provided, that if an event constituting Good Reason occurs and WWS does not give notice to terminate within 30 days after such occurrence, WWS shall not have the right to terminate his employment with respect to such occurrence; or

(d) At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to WWS, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 5, “Cause” shall mean (i) a good faith finding by the Company that (A) WWS has failed to perform his reasonably assigned duties for the Company and has failed to remedy such failure within 10 days following written notice from the Company to WWS notifying him of such failure, or (B) WWS has engaged in dishonesty, gross negligence or misconduct, or (ii) the indictment of WWS for, or the entry of a pleading of guilty or nolo contendere by WWS to, any crime involving moral turpitude or any felony.

6. Effect of Termination.

6.1 In the event WWS’s employment is terminated pursuant to Section 5, the Company shall pay to WWS the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

6.2 In addition to amounts payable pursuant to Section 6.1:

(a) Upon the occurrence of an Approved Termination, the Company shall pay WWS an amount equal to one year of salary at the rate set forth in Section 3.1, which amount shall be paid on a pro-rata basis in accordance with customary payroll practices during the period commencing on his termination date and ending on March 15, 2007, provided, however, that if prior to March 15, 2007, WWS is engaged in New Employment for compensation at an annual rate that exceeds 66% of WWS’s salary pursuant to Section 3.1 above, the Company shall not be obligated to make any further payments to WWS pursuant to this Section 6.2(a). If WWS’s employment is not terminated pursuant to Section 5(a), the Company shall not make, and WWS shall not be entitled to receive, any amounts under this Section 6.2(a).

(b) In the event WWS’s employment is terminated by the Company pursuant to Section 5(b), the Company shall pay WWS the amount of annual salary set forth in Section 3.1 that WWS would have received during the period commencing with the date of his termination by the Company and ending on January 17, 2008 had he continued to be an employee, which amount shall be paid on a pro-rata basis in accordance with customary payroll practices during the period commencing with his date of termination and ending on March 15 of the calendar year following his termination.

(c) In the event WWS’s employment is terminated by WWS pursuant to Section 5(c), the Company shall pay WWS an amount equal to the lesser of (i) the amount of annual salary set forth in Section 3.1 that WWS would have received during the eighteen-month (18) period following the date of his termination had he continued to be an employee during such period, and (ii) the amount of annual salary set forth in Section 3.1 that WWS would have received during the period commencing with the date of his termination and ending on January 17, 2008 had he continued to be an employee during such period, which amount shall be paid on a pro-rata basis in accordance with customary payroll practices during the period commencing with his termination and ending on March 15 of the calendar year following his termination.

(d) WWS shall not be entitled to any severance payments (except as provided in Section 6.1) in the event he terminates his employment with the Company pursuant to Section 5(b) or his employment with the Company is terminated pursuant to Section 5(d).

6.3 Following any termination of WWS’s employment other than pursuant to Section 5(d) or termination by WWS under Section 5(b), WWS shall continue to receive his mileage adjustment set forth on Schedule A attached hereto as long as salary is being paid hereunder and health insurance benefits to the extent set forth on Schedule A attached hereto.

6.4 Upon the occurrence of an Approved Termination, all unvested options theretofore issued to WWS by the Company to purchase Common Stock of the Company that were scheduled to vest on or before December 31, 2006 and fifty percent (50%) of the options theretofore issued to WWS by the Company to purchase Common Stock of the Company that were scheduled to vest on or before June 30, 2008 shall be immediately vested, and all options that were vested as of the termination date and those options that vest pursuant to this Section 6.4 shall be exercisable until the later of December 31 of the year in which such options otherwise would have terminated or two and a half months after such options otherwise would have terminated (the “Safe Harbor Extension Date”).

6.5 In the event WWS’s employment is terminated by the Company pursuant to Section 5(b) or by WWS pursuant to Section 5(c), all unvested options theretofore issued to WWS by the Company to purchase Common Stock of the Company shall be immediately vested, and all options that were vested as of the termination date and those options that vest pursuant to this Section 6.5 shall be exercisable:

(a) With respect to such vested stock options that, as of the date of WWS’s termination, have an exercise price that is less than the closing price of the Company’s common stock on NASDAQ (the “Closing Price”) on such termination date, until the Safe Harbor Extension Date; and

(b) With respect to such vested stock options that, as of the date of WWS’s termination, have an exercise price that is greater than the Closing Price on such termination date (“Underwater Options”), until the latest of (i) the Safe Harbor Extension Date, (ii) if the Internal Revenue Service or Treasury Department issues guidance under Section 409A before the Safe Harbor Extension Date permitting the extension of the exercise period of an Underwater Option, and such extension does not result in a charge to the Company, then the latest date permitted by such guidance (but in no event later than the ten (10) year anniversary of the grant date of such Underwater Options), and (iii) if the Internal Revenue Service or Treasury Department issues guidance under Section 409A before the Safe Harbor Extension Date providing that the extension of the exercise period of an Underwater Option does not cause Section 409A to apply to such option, and such extension does not result in a charge to the Company, then the ten (10) year anniversary of the grant date of such Underwater Options.

6.6 In the event WWS’s employment is terminated by WWS pursuant to Section 5(b) or by the Company pursuant to Section 5(d), then all of options theretofore issued to WWS by the Company shall terminate pursuant to their original terms.

6.7 In the event WWS remains employed after January 16, 2008, the provisions of this Agreement shall terminate and he will be an at-will employee with compensation at the discretion of the Board of Directors.

7. Release. In consideration of and as a condition to receiving the benefits described in Section 6, WWS shall execute and deliver to the Company a general release in a form satisfactory to the Company.

8. Miscellaneous.

8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreement. This Agreement, WWS’s Assignment of Invention, Nondisclosure and Noncompetition Agreement with the Company and the terms of any options granted to WWS by the Company constitute the entire agreement among the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and WWS.

8.5 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Stamford, Connecticut.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of WWS are personal and shall not be assigned by him.

8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

WWS ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ ROBERT W. SHAW, JR.
Robert W. Shaw, Jr., Chairman

/s/ WALTER W. SCHROEDER
Walter W. Schroeder

SCHEDULE A

Fringe Benefits

1.	Continuation of current health insurance. Upon termination of employment, the Company will contribute 50% of health insurance premium for comparable coverage at level in effect at termination until WWS becomes reemployed and is eligible to receive medical coverage as a result or WWS reaches age 65. The Company portion of the health insurance shall in no case exceed $11,000 during any 12-month period.

2.	Mileage adjustment of $450 per month until the end of the lease period on WWS’s currently leased vehicle.